Exhibit 8.2

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

August 26, 2016

Jones Energy, Inc.

807 Las Cimas Parkway, Suite 350

Austin, Texas 78746

Ladies and Gentlemen:

We have acted as counsel for Jones Energy, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the offer and sale by the Company of 1,840,000 shares of 8.0% Series A perpetual convertible preferred stock, par value $0.001 per share, of the Company.  We have also participated in the preparation of a Prospectus Supplement, dated August 19, 2016 (the “Prospectus Supplement”), and the Prospectus dated July 26, 2016 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (File No. 333-211568) (the “Registration Statement”).  At your request, this opinion is being furnished to you for filing as Exhibit 8.1 to the Current Report on Form 8-K dated on or about the date hereof (the “Current Report”).

In connection therewith, we prepared the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement (the “Discussion”).  We hereby confirm that all statements of legal conclusions, but not statements of factual matters, contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the effective date of the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of (i) the Company’s statements, covenants, and representations contained in the Registration Statement, the Prospectus, and the Prospectus Supplement and (ii) other information provided to us by the representatives of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the references to our firm and this opinion contained in the Discussion.  In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.